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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                    FORM T-1

         STATEMENT OF ELIGIBILITY UNDER THE TRUST INDENTURE ACT OF 1939 OF A CORPORATION DESIGNATED TO ACT AS TRUSTEE

         CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF A TRUSTEE PURSUANT TO SECTION 305(b)(2)

                                   ----------

                              BANKERS TRUST COMPANY
               (Exact name of trustee as specified in its charter)

NEW YORK                                                 13-4941247
(Jurisdiction of Incorporation or                        (I.R.S. Employer
organization if not a U.S. national bank)                Identification no.)

FOUR ALBANY STREET
NEW YORK, NEW YORK                                       10006
(Address of principal                                    (Zip Code)
executive offices)

                      Bankers Trust Company
                      Legal Department
                      130 Liberty Street, 31st Floor
                      New York, New York 10006
                      (212) 250-2201
                      Name, address and telephone number of agent for service)

                                   ----------

                      First Sierra Receivables II, Inc.
                      (Exact name of Registrant as specified in its charter)

                      First Sierra Receivables III, Inc.
                      (Exact name of Co-Registrant as specified in its charter)
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              DELAWARE                                       76-0543174
                                                             76-0589331
(State or other jurisdiction or organization)      (IRS Employer Identification no.)

                             c/o SierraCities.com Inc.
                             600 Travis Street, Suite 7050
                             Houston, Texas 77002
                             (713) 221-8822
(Address, including zip code and telephone number of Registrant's principal executive offices)

                  First Sierra Equipment Contract Trust 2000-2
          $185,587,065 Equipment Contract Backed Notes, Series 2000-2
                      (Title of the indenture securities)
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ITEM 1.  GENERAL INFORMATION.

            Furnish the following information as to the trustee.

            (a) Name and address of each examining or supervising authority to which it is subject.

            NAME                                                 ADDRESS

            Federal Reserve Bank (2nd District)                New York, NY
            Federal Deposit Insurance Corporation              Washington, D.C.
            New York State Banking Department                  Albany, NY

            (b)   Whether it is authorized to exercise corporate trust powers.
                  Yes.

ITEM 2.  AFFILIATIONS WITH OBLIGOR.

            If the obligor is an affiliate of the Trustee, describe each such affiliation.

            None.

ITEM 3.-15. NOT APPLICABLE

ITEM 16.    LIST OF EXHIBITS.
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        EXHIBIT 1 -                 Restated Organization Certificate of
                                    Bankers Trust Company dated August 6, 1998,
                                    Certificate of Amendment of the Organization
                                    Certificate of Bankers Trust Company dated
                                    September 25, 1998, and Certificate of
                                    Amendment of the Organization Certificate of Bankers Trust Company dated December 16, 1998, and Certificate of Amendment of the Organization Certificate of Bankers Trust Company dated July 30th, 1999, copies attached.

        EXHIBIT 2 -                 Certificate of Authority to commence
                                    business - Incorporated herein by reference to Exhibit 2 filed with Form T-1 Statement,
                                    Registration No. 33-21047.


        EXHIBIT 3 -                 Authorization of the Trustee to exercise
                                    corporate trust powers - Incorporated herein by reference to Exhibit 2 filed with Form
                                    T-1 Statement, Registration No. 33-21047.

        EXHIBIT 4 -                 Existing By-Laws of Bankers Trust
                                    Company, as amended on June 22, 1999. Copy
                                    attached.
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        EXHIBIT 5 -                 Not applicable.

        EXHIBIT 6 -                 Consent of Bankers Trust Company
                                    required by Section 321(b) of the Act. -
                                    Incorporated herein by reference to Exhibit
                                    4 filed with Form T-1 Statement. Copy
                                    attached.

        EXHIBIT 7 -                 The latest report of condition of
                                    Bankers Trust Company dated as of March 31,
                                    2000. Copy attached.

        EXHIBIT 8 -                 Not Applicable.

        EXHIBIT 9 -                 Not Applicable.














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                                    SIGNATURE



      Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the trustee, Bankers Trust Company, a corporation organized and existing under the laws of the State of New York, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in The City of New York, and State of New York, on this 21st day of June, 2000.


                                            BANKERS TRUST COMPANY


                                                 /s/ Jenna Kaufman
                                                ------------------
                                           By:      Jenna Kaufman
                                                    Vice President
















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                                INDEX TO EXHIBITS
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EXHIBIT
NUMBER                              DESCRIPTION
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
        EXHIBIT 1 -                 Restated Organization Certificate of
                                    Bankers Trust Company dated August 6, 1998,
                                    Certificate of Amendment of the Organization
                                    Certificate of Bankers Trust Company dated
                                    September 25, 1998, and Certificate of
                                    Amendment of the Organization Certificate of Bankers Trust Company dated December 16,
                                    1998, and Certificate of Amendment of the Organization Certificate of Bankers Trust
                                    Company dated July 30th, 1999, copies
                                    attached.

        EXHIBIT 2 -                 Certificate of Authority to commence
                                    business - Incorporated herein by reference to Exhibit 2 filed with Form T-1 Statement,
                                    Registration No. 33-21047.


        EXHIBIT 3 -                 Authorization of the Trustee to exercise
                                    corporate trust powers - Incorporated herein by reference to Exhibit 2 filed with Form
                                    T-1 Statement, Registration No. 33-21047.

        EXHIBIT 4 -                 Existing By-Laws of Bankers Trust
                                    Company, as amended on June 22, 1999. Copy attached.

        EXHIBIT 5 -                 Not applicable.

        EXHIBIT 6 -                 Consent of Bankers Trust Company
                                    required by Section 321(b) of the Act. -
                                    Incorporated herein by reference to Exhibit
                                    4 filed with Form T-1 Statement. Copy
                                    attached.

        EXHIBIT 7 -                 The latest report of condition of
                                    Bankers Trust Company dated as of March 31,
                                    2000. Copy attached.

        EXHIBIT 8 -                 Not Applicable.

        EXHIBIT 9 -                 Not Applicable.
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